Exhibit 99.1

     TriTeal Corp. Announces Termination of SEC Investigation


    SAN DIEGO--(BUSINESS WIRE)--Sept. 9, 2003--TriTeal Corp. (the "company") (PinkSheets:TEAL) announced today that the Securities and Exchange Commission has terminated its investigation into matters concerning the restatement of the company's financial statements for fiscal years ending March 31, 1996 and 1997 and quarters ending June 30, 1997 and Sept. 30, 1997, and that no enforcement action has been recommended.
    The company will now proceed to obtain Bankruptcy Court approval of a record date for a pro-rata cash distribution to holders of the company's Common Stock. Pursuant to the company's Plan of Liquidation, which was approved Dec. 7, 1999 by the United States Bankruptcy Court for the Southern District of California, holders of the company's Common Stock will be entitled to receive a pro-rata distribution of remaining cash after all claims and expenses have been resolved and paid in accordance with the Plan of Liquidation. In order to receive such pro-rata distribution, each owner of the company's Common Stock will be required to surrender his/her stock certificates evidencing such ownership of the company's Common Stock.
    The company estimates that the final cash distribution will range from $0.41 to $0.46 per share of Common Stock; however, at this time, the actual timing and amount of such distribution remains undetermined.

    Forward Looking Statements

    In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation the anticipated amount of the final distribution) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, among others, risks inherent in estimation processes utilized in formulating the anticipated distribution amount and uncertainty regarding the timing of the distribution.


    CONTACT: Bankruptcy Counsel for TriTeal Corp.:
             Gray Cary Ware and Freidenrich
             Jeffry A. Davis, Esq, 858-638-6810